HANOVER BANCORP, INC.

33 Carlisle Street
Hanover, Pennsylvania 17331


                                              March 26, 1999

To Our Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 1999 Annual Meeting of Shareholders of Hanover Bancorp, Inc., the holding company for Bank of Hanover and Trust Co. The annual meeting will be held at the Hanover Country Club, Lincolnway East, R.D. 1, Abbottstown, Pennsylvania, on Tuesday, April 27, 1999, at 9:30 a.m., E.S.T.
 Notice of the annual meeting, a proxy statement, a proxy, an annual meeting reservation form and the 1998 Annual Report of Hanover Bancorp, Inc. are enclosed with this letter. We hope you will take the opportunity to carefully review these materials.

At the annual meeting of shareholders, you will be asked to elect four (4) directors to hold office for a three-year term and to transact such other business that may properly come before the meeting. There will also be a report to shareholders as to the affairs of the Corporation and its banking subsidiary. Following the presentation, we will respond to questions on any returned question cards. Such cards are included with this proxy.

We strongly encourage you to vote your shares whether or not you plan to attend the meeting. It is very important that you mark, sign, date and return the enclosed proxy promptly. If you plan to attend the meeting, please return the reservation form along with your proxy. A postage paid business reply envelope is provided for your convenience. If you attend the meeting and wish to vote in person, but have already returned a proxy, you must give written notice to the Secretary of the Corporation so that your proxy will be replaced by any ballot that you submit at the meeting.


                                              Very truly yours,

                                              /s/Terrence L. Hormel

                                              Terrence L. Hormel
                                              Chairman of the Board

HANOVER BANCORP, INC.
33 Carlisle Street
Hanover, PA 17331
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME                     9:30 a.m. E.S.T., on Tuesday, April 27, 1999

PLACE                    Hanover Country Club
                         Lincolnway East R.D. 1
                         Abbottstown, PA 17301

ITEMS OF BUSINESS        1.  The election of four (4) persons to the Board
                             of Directors of the Corporation to hold office for a three-year term and until their successors are duly elected and qualified.
                         2.  The transaction of such other business as may
                             properly come before the annual meeting and any adjournment or postponement thereof.

RECORD DATE              Shareholders of record at the close of
                         business on February 28, 1999 are entitled to vote at the meeting.

ANNUAL REPORT            A copy of the Corporation's annual report
                         for the fiscal year ended December 31, 1998 is being mailed with this Notice. Copies of the Corporation's annual report or Form 10-K may be obtained at no cost by contacting Thomas J. Paholsky, Secretary, 33 Carlisle Street, Hanover, Pennsylvania
                         17331, telephone (717) 637-2201.

PROXY VOTING             It is important that your shares are represented at
                         this meeting regardless of the number of shares that you own. PLEASE MARK, SIGN, DATE AND RETURN THE
                         ENCLOSED PROXY. A postage paid envelope is provided for your convenience. The giving of such proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Corporation.

March 26, 1999           By Order of the Board of Directors,


                         /s/Thomas J. Paholsky

                         Thomas J. Paholsky
                         Secretary

HANOVER BANCORP, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 1999


Date, Time and Place of Annual Meeting

         This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Hanover Bancorp, Inc. (the "Corporation") of proxies to be voted at the annual meeting of shareholders of the Corporation to be held on Tuesday, April 27, 1999, at 9:30 a.m., E.S.T., at the Hanover Country Club, Lincolnway East, R.D. 1, Abbottstown, Pennsylvania 17301, and at any adjournment or postponement of the annual meeting. This proxy statement and the enclosed form of proxy are first being sent to shareholders of the Corporation on or about March 26, 1999, to shareholders of record as of February 28, 1999. Hanover Bancorp, Inc. is a Pennsylvania business corporation. The principal executive office of the Corporation is in the Administration Center located at 33 Carlisle Street, Hanover, Pennsylvania 17331. The telephone number for the Corporation is
(717) 637-2201. All inquiries should be directed to the Secretary, Hanover Bancorp, Inc. at the above address. The Bank of Hanover and Trust Company (the "Bank") is the wholly-owned subsidiary of the Corporation.



Solicitation and Voting of Proxies

         Shareholders of common stock may vote shares in person or by proxy. Shareholders are entitled to one vote per share and do not have cumulative voting rights in the election of directors.

         If the enclosed proxy is properly executed and returned, the shares represented by it will be voted in accordance with the directions specified. If no directions are indicated, the proxy will be voted "FOR" the election to the Board of Directors of the four (4) nominees listed in this proxy statement. If any other matters should be presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies at such meeting will be voted in the sole discretion of the proxyholders.

         Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the Corporation may furnish shareholders in connection with the annual meeting, will be paid by the Corporation.
Directors, officers and employees of the Corporation or the Bank may, with no additional compensation, use the telephone and other means of communication to request that shareholders return their proxies. The Corporation will not pay any compensation for the solicitation of proxies, but may reimburse nominees, fiduciaries and other custodians for their reasonable expenses in sending proxy materials to their principals and obtaining their instructions.


Revocability of Proxy

         If the enclosed proxy is properly executed and returned, it nevertheless may be revoked at any time prior to its exercise by the following methods: (1) giving written notice of revocation to Thomas J. Paholsky, Secretary, Hanover Bancorp, Inc., 33 Carlisle Street, Hanover, Pennsylvania 17331, (2) executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation, or (3) voting in person at the annual meeting after giving written notice to the Secretary of the Corporation.

Voting Securities and Record Date

         The close of business on February 28, 1999, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting. The Corporation currently is authorized to issue 9,000,000 shares of common stock, par value $.83 per share and 2,000,000 shares of preferred stock, par value $2.50 per share. At the close of business on February 28, 1999, the Corporation had outstanding 3,941,375
shares of common stock and no shares of preferred stock.   On all matters,
common stockholders are entitled to one vote per share.


Quorum and Required Vote

         Pursuant to Article III, Section 6 of the by-laws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the annual meeting. Under Pennsylvania law and the Corporation's by-laws, the presence of a quorum is required for each matter to be acted upon at the annual meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority. Shareholders will not be entitled to cumulate their votes in the election of directors.

         The four (4) nominees for director receiving the highest number of votes will be elected.


Principal Owners of the Corporation's Stock

         As of February 28, 1999, the following shareholder of record is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Corporation's outstanding common stock:

Name of Individual              Amount and Nature of        Percent
or Identity of Group            Beneficial Ownership        of Class
Bank of Hanover and Trust Co.         434,770               11.03%
25 Carlisle Street
Hanover, PA 17331

Stock Ownership by the Corporation's
Directors, Nominees and Principal Officers

         The following table sets forth information as of February 28, 1999, regarding the amount and nature of ownership of common stock of the Corporation by each director, each nominee and by all of the directors, nominees and principal officers of the Corporation as a group. Each such individual has sole voting and investment power with respect to the shares listed except as otherwise indicated in the footnotes to the table.

                            Amount and Nature of
Name of Individual              Beneficial            Percent
or Identity of Group        Ownership(1)(2)(3)       of Class(1)
Thomas M. Bross, Jr.              159,670              4.05%
Michael D. Bross                   10,108    (4)        .26%
S. Forry Eisenhart, Jr.            17,943    (5)        .46%
Bertram F. Elsner                   8,533    (6)        .22%
J. Daniel Frock                    23,282    (7)        .59%
Gordon A. Haaland, PhD              1,070    (8)        .03%
Stewart E. Hartman, Jr.               393               .01%
Terrence L. Hormel                 23,257    (9)        .59%
Earl F. Noel, Jr.                  10,117   (10)        .26%
J. Bradley Scovill                 13,606   (11)        .35%
Charles W. Test                    16,499   (12)        .42%

All directors and principal
officers of the Corporation
as a group (18 persons)           287,571              7.30%

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after February 28, 1999.

(2)      Information furnished by the directors and the Corporation.

(3) Unless otherwise indicated, shared voting power results from joint ownership with the referenced persons.

(4) Includes 5,054 shares of which Mr. Bross shares voting power with his wife, Nancy J. Bross.

(5) Includes 6,280 shares for which Mr. Eisenhart is trustee of accounts for: his father, S. Forry Eisenhart, Sr. (4,065 shares), and for each of his three children (772 shares each).

(6) Includes 462 shares of which Mr. Elsner shares voting power with his wife, Joyce C. Elsner.

(7) Includes 21,945 shares of which Mr. Frock shares voting power with his wife, Joanne K. Frock.

(8)      Dr. Haaland shares voting power with his wife, Carol E. Haaland.

(9)      Includes 3,596 shares held by Mr. Hormel's wife, Monna B. Hormel.

(10) Includes 8,661 shares of which Mr. Noel shares voting power with his wife, Charmian E. Noel.

(11) Includes 3,812 shares of which Mr. Scovill shares voting power with his wife, Joanne M. Scovill.

(12)     Includes 429 shares held by Mr. Test's wife, Ingeborg G. Test.

Election of Directors

         The by-laws of the Corporation provide for the Board of Directors to manage the Corporation's business. Article III, Section 1 of the by-laws provides that the number of directors not be less than five (5) nor more than twenty-five (25) and that the members of the Board hold office for three years and until their successors are duly elected and qualified. The Board determines the number of directors to be elected at each annual shareholders meeting to serve during the ensuing year. The Board may, within the limitations described above, increase the number of directors by not more than two (2) in any one year, provided that the directors serve for a term to expire in accordance with the by-laws. Every director shall be a shareholder of the Corporation and shall own, either outright, as tenant by the entirety with their spouse, or beneficially, one hundred (100) shares of the common stock of the Corporation. No person, except those who were serving as directors as of June 2, 1982, shall be eligible for election after he or she obtains the age of 70. Pursuant to Article III, Section 3 of the by-laws, vacancies on the Board may be filled by the remaining members of the Board, even if less than a quorum, and any director or directors so elected shall hold office for the unexpired term of the director or directors who he, she or they replace, and until his, her or their successor or successors are elected by the shareholders and qualify.

         On the date of the annual meeting, the Board will consist of eleven
(11) members. Four (4) nominees are to be elected to hold office for a three-year term and until their successors are duly elected and qualified. The names and certain information concerning the nominees for election and the other directors whose terms continue following the annual meeting are shown below. Following the annual meeting, the Board will consist of eleven (11) members. The proxyholders will vote "FOR" the nominees listed. If any nominee becomes unavailable for election (which is not expected), the proxyholders will vote "FOR" such other individuals as the Board may recommend. All business experience shown for each director is for a period of at least five years.

         Management and the Board recommend the four (4) nominees for election to the Board and intend to vote their shares "FOR" the nominees.


Current Directors Whose Term Expires in 1999 and
Nominees for Director Whose Term Expires in 2002

         MICHAEL D. BROSS, age 45, is President of Berwick Enterprises, Inc. which is the operating company for The Bridges Golf Club. He is also owner of Stonewood Farms which operates turkey farms and raises cutting horses. Prior to the establishment of Stonewood Farms and Berwick Enterprises, Mr. Bross was employed by Round Hill Foods, Inc., most recently as President. He is the son of Director Thomas M. Bross, Jr. Mr. Bross has served as a Director of the Corporation and the Bank since May 1987. He is a member of the Bank's Building Committee. He is serving or has served on the Bank's Loan Committee during the past year.

         THOMAS M. BROSS, Jr., age 77, is the former President and Chairman of the Board of Round Hill Foods, Inc., New Oxford, Pennsylvania, a food processor. He is the father of Director Michael D. Bross. Mr. Bross has served as a Director of the Corporation since August 1983 and the Bank since 1973. He served as Vice Chairman of the Board of Directors of the Corporation
and the Bank from 1983 to 1997.   He is serving or has served on the Bank's
Loan Committee during the past year.

         EARL F. NOEL, Jr., age 53, is President of Yazoo Mills, Inc., a manufacturer of paper tubes and cores, located in New Oxford, Pennsylvania. Mr. Noel has served as a Director of the Corporation and the Bank since September 1995. He is a member of the Bank's Finance, and Investment Services Committees. He is or has served on the Bank's Loan Committee during the past year.

         J. BRADLEY SCOVILL, age 39, has been a Director, President and Chief Executive Officer of the Corporation since January 1996 and of the Bank since December 1994. He is an ex officio member of all committees of the Bank's Board of Directors, with the exception of the Audit and Compliance Committee.
 Mr. Scovill previously served as the Treasurer of the Corporation and the Chief Financial Officer of the Bank.


Directors to Continue in Office Until 2000

         TERRENCE L. HORMEL, age 49, is President of KeyMan Distribution Resources, a contract logistical services company and Secretary/Treasurer of Keystone Distribution Center, a public warehousing and distribution company. He is also Managing Partner of PennTown Properties and Partner of Hormel Associates which are commercial real estate development and management companies. All of these companies are located in Hanover, Pennsylvania. He is the Chairman of the Board of Trustees at Hanover Hospital and a Trustee at Hanover Healthcorp, Inc. and is past Chairman of the York County Industrial Development Corporation. Mr. Hormel has served as the Chairman of the Board of Directors of the Corporation since 1991 and the Bank since 1990. Mr. Hormel has served as a Director of the Corporation since August 1983 and the Bank since 1981. He is Chairman of the Bank's Executive, and Finance Committees. He is serving or has served on the Bank's Loan Committee during the past year. He is an ex officio member of all committees of the Bank's Board of Directors.

         CHARLES W. TEST, age 72, is Chairman of the Board of C.W. Test Builder Inc., general contractors (since 1958) and owner of C.W. Test Orchards, land development. Mr. Test has served as a Director of the Corporation since 1983
and the Bank since 1973.   He is Chairman of the Bank's Building Committee
and a member of the Bank's Audit and Compliance Committee. He is serving or has served on the Bank's Loan Committee during the past year.

         S. FORRY EISENHART, Jr., age 49, is President and Chief Executive Officer of Eisenhart Wallcoverings Company and Eisenhart Corp., a wallcoverings manufacturer and distributor headquartered in Hanover, Pennsylvania. Mr. Eisenhart has served as a Director of the Corporation and Bank since August 1993. He is Chairman of the Bank's Investment Services Committee, and a member of the Bank's Executive, and Finance Committees. Mr. Eisenhart is serving or has served on the Bank's Loan Committee during the past year.


Directors to Continue in Office Until 2001

         BERTRAM F. ELSNER, age 62, is President and Chief Executive Officer of Elsner Engineering Works, Inc., which designs and manufactures automatic rewinding machines and specialty machinery. He has served as Vice Chairman of
the Board of Directors of the Corporation and the Bank since 1998.   He has
served as Director of the Corporation and the Bank since December 1985. Mr. Elsner is Chairman of the Bank's Audit and Compliance Committee, and a member of the Bank's Executive, and Building Committees. He is serving or has served on the Bank's Loan Committee during the past year.

         J. DANIEL FROCK, age 59, is co-owner and President of Frock Bros. Trucking, Inc., which provides 48-state truck service to manufacturers and shippers of industrial goods, food and agricultural products, and consumer wares. Prior to joining Frock Bros. Trucking, Inc., Mr. Frock was employed by Hanover Wire Cloth Division of CCX, Inc., most recently as Vice President of Operations. He has served as a Director of the Corporation and the Bank since December 1985. Mr. Frock is a member of the Bank's Audit and Compliance, and Investment Services Committees. He is serving or has served on the Bank's Loan Committee during the past year.

         GORDON A. HAALAND, PhD, age 58, is the President of Gettysburg College. He previously served on the Board of First New Hampshire Bancorp in New
Hampshire for five years.   Dr. Haaland has served as a Director of the
Corporation and Bank since December 1997.  He is a member of the Bank's
Finance, and Investment Services Committees. He is serving or has served on the Bank's Loan Committee during the past year.

         STEWART E. HARTMAN, Jr., age 67, is President of Rutter's Farm Stores
and Corporate Officer of Rutter's Corporations.   Rutter's Farm Stores
operates 53 convenience stores in Pennsylvania and Maryland. Mr. Hartman was named as a Director of the Corporation and Bank in October 1998. He is a member of the Bank's Finance, and Audit and Compliance Committees. He is serving or has served on the Bank's Loan Committee during the past year.


Board of Directors and Committees

         The Corporation's Board met nine (9) times in 1998. The Board of Directors of the Bank met twelve (12) times in 1998. During 1998, each incumbent director attended at least 75 percent of the aggregate number of meetings held by the Board of Directors of the Corporation and the Bank, and the committees of which the director was a member. The Corporation's Board has not provided for separate Audit, Nominating and Compensation Committees. However, the normal functions of such committees are carried out by the Board as a whole.

         Any shareholder who desires to propose an individual for consideration by the Board as a nominee for Director should submit a written proposal to the Secretary of the Corporation in accordance with the Pennsylvania Business Corporation Law of 1988, as amended.

         The Board of Directors of the Bank maintains the following standing committees: Executive, Audit and Compliance, Investment Services, Finance, and Building. The Bank also has standing Loan Committee that rotates all of its directors to serve for a period of at least three months each year. Terrence
L. Hormel, Chairman of the Board, is an ex officio member of all of the Bank's committees.

         The Bank's Audit and Compliance Committee met four (4) times during 1998 to review reports presented by the internal auditor and by the loan review and compliance officer. The committee also reviews the annual audit performed by the external auditors. The committee makes suggestions to management to improve internal control and to protect against improper security for all assets and records. This committee is comprised of Directors B.F. Elsner, Chairman, J.D. Frock, S.E. Hartman, Jr. and C.W. Test.


Compensation of Directors

         Directors of the Bank, including the Chairman of the Board, who are not also employees, are entitled to fees at the rate of $1,500 per quarter, $350 per regular board meeting and $150 for special board meetings and committee meetings.

         Terrence L. Hormel, as Chairman of the Board, receives an annual retainer of $14,400. He receives no fees for committee meetings. Mr. Hormel earned total fees of $24,250 during 1998. Aggregate fees paid to all directors in 1998 were $147,400.

         The Bank has deferred compensation agreements with five current or former directors. Under these agreements, participating directors elected to forego receipt of director's fees for a period of five years in return for a defined benefit over a ten year period. In order to account for this benefit, the Bank is required to fund a liability which recognizes the Bank's future contractual obligation to the participants. The Bank is providing for cost recovery through the purchase of life insurance policies covering the participants of which the Bank is the owner and beneficiary. Also, the Bank has split dollar agreements with four current directors who had previously participated in deferred compensation agreements. Under the split dollar agreements, the Bank agrees to purchase a life insurance policy for the participant until age 65. This life insurance policy is then split to provide the participant with an undefined amount of compensation over a ten year period while the Bank maintains the policy in force to provide cost recovery.
 Since there is no contractual obligation to provide a defined future benefit, the Bank is not required to fund a liability on behalf of the participant.
The 1998 costs associated with the deferred compensation and split dollar agreements were $73,080.

Compensation Committee Report

         The Board has primary and ultimate responsibility for the governance of the Corporation. The Board's fundamental task in discharging this responsibility, which includes serving as steward for the shareholders' investment and fiduciary for the customers' deposits, is to provide a capable staff of executive officers, including the Chief Executive Officer. The Board delegates to these executive officers the necessary authority to operate and manage the Corporation's resources to achieve the Board's stewardship and fiduciary goals.

         Compensation of executive officers, including the Chief Executive Officer, is an essential aspect of the Board's governance responsibilities. The Boards' Executive Committee implements the Corporation's Executive Compensation Policy. This policy provides and maintains a salary and benefit program that rewards executive officers for service to the Corporation at a level sufficient to attract and retain in each position the appropriate quality individual.

         The compensation range for each position is determined through evaluation of internal and external equity, labor market conditions, and specific responsibilities set forth in the position description. Specific compensation for each executive officer is based primarily on the performance of the incumbent, as measured in the annual performance review, with the goal of matching the officer's compensation to his or her "value added" to the
Corporation.  This "value added" is comprised of two components:   (1) the
dollar value of adequately discharging the duties of the office as measured by the pay scale for the position, and (2) the extra value added by the incumbent's extraordinary effort and results. Thus, the compensation for executive officers consists of base salary plus performance-based incentives.


         Performance-based incentives are determined within the framework of the Corporation's Incentive Compensation Program. The program is based upon the achievement by corporate employees of targeted annual corporate financial
objectives.   Incentive pools exist for all staff and officers as a component of base salary. A Black Scholes valuation model is utilized for option awards. Specific awards are determined to recognize the value of individual contributions during the year.

         In 1998, the Corporation awarded both short- and long-term incentives. Short-term incentives consisted of cash payments. Long-term incentives consisted of stock option awards. A total of 30,193 options were awarded, of which 8,133 stock options were granted to Mr. Scovill, the Chief Executive Officer of the Corporation and the Bank. The Board of Directors based this award on the program parameters and its subjective assessment.

         The Compensation Committee does not deem Section 162(m) of the Internal Revenue Code to be applicable to the Corporation at this time. The committee will monitor the future application of Section 162(m) to the compensation paid to its executive officers and in the event that this section becomes applicable, the committee intends to amend the Corporation's compensation plans to preserve the deductibility of the compensation payable under such plans.

         The following directors served as members of the Compensation
Committee:  T.L. Hormel, Chairman, S. F. Eisenhart, Jr., B. F. Elsner, and J.
B.  Scovill.


Compensation Committee Interlocks and Insider Participation

         Mr. J. Bradley Scovill, President and Chief Executive Officer of the Corporation and the Bank, is a member of the Executive Committee. As a member of the Executive Committee, Mr. Scovill participated in discussions relating to compensation of executive officers of the Bank but he did not participate in discussions relating to his compensation.

EXECUTIVE COMPENSATION

                               ANNUAL COMPENSATION              LONG TERM COMPENSATION


                                                                      AWARDS                PAYOUTS

NAME AND                                           OTHER ANNUAL RESTRICTED                               ALL OTHER
PRINCIPAL                                            COMPEN-     STOCK       OPTIONS/         LTIP         COMPEN-
POSITION              YEAR    SALARY ($)  BONUS ($)  SATION ($)  AWARDS ($) SAR'S (#) (1)  PAYOUTS ($)   SATION ($)(2)
J. Bradley Scovill,   1998   161,866      12,000      4,899        ---         8,133           ---          8,202
 President and        1997   134,829        ---       4,447        ---         6,133           ---          7,479
 Chief Executive      1996   127,180        ---       2,915        ---         7,040           ---          7,204
 Officer


(1) The number of options are adjusted for a 4-for-3 stock split effective June 1, 1998

(2) Consists of Bank of Hanover's contribution to the Hanover Bancorp, Inc. 401(k) Plan.


Option Grants and Fiscal Year End Values

         The following table shows all grants in 1998 of stock options to the executive officer named in the summary compensation table above. All grants were made under the Corporation's Omnibus Stock Plan.

                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                       Potential
                                                                                    Realizable Value at
                                                                                     Assumed Annual
                                                                                      Appreciation
                                  Individual Grants                                  for Option Term

                                           % of
                         Number of         Total
                         Securities     Options/SARs
                         Underlying     Granted to       Exercise
                         Options/SARs   Employees        or Base
                         Granted        in Fiscal         Price     Expiration
Name                     (#)               Year          ($/Sh)        Date        5% ($)    10% ($)
J. Bradley Scovill,      6,133 (1)       20.31%          17.06       01-01-08      60,700    146,700
President and Chief      2,000 (2)        6.62%          17.38       12-31-08      21,900     55,400
Executive Officer


(1) Options were issued on January 1, 1998 under the Omnibus Stock Plan and will become exercisable on January 1, 2001 with no partial vesting prior to January 1, 2001. All options must be exercised within ten years of the grant date or they expire.

(2) Options were issued on December 31, 1998 under the Omnibus Stock Plan and will become exercisable on December 31, 2001 with no partial vesting prior to December 31, 2001. All options must be exercised within ten years of the grant date or they expire.

         The following table provides information concerning the option exercises during the last fiscal year and the number and value of the unexercised options to purchase the Corporation's common stock granted to the executive officer named in the summary compensation table above.

                                                       Number of Securities                     Value of Unexercised
                                                      Underlying Unexercised                       In-the-Money
                                                    Options at Fiscal Year-End(#)        Options at Fiscal Year-End($)(2)

                       Shares
                      Acquired         Value
Name                on Exercise(#)   Realized($)     Exercisable    Unexercisable(1)    Exercisable     Unexercisable(1)
J. Bradley Scovill       ---            ---            13,842          21,306             43,574             33,538
President and Chief
Executive Officer

(1) Options are unexercisable because they have not yet vested under the terms of the Corporation's Omnibus Stock Plan.

(2) Based on the market price per share as of December 31, 1998 ($17.38) and specific option exercise prices per share.


Shareholder Return Performance Graph

         Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Corporation's common stock against the cumulative total return of representative indices and a selected peer group for the period of five (5) years commencing on January 1, 1994, and ended December 31, 1998. Shareholder return shown on the graph is not necessarily indicative of future performance.


Comparison of Five Year Cumulative Total Return
                          1993            1994             1995            1996             1997          1998
Hanover Bancorp, Inc.    100.00          119.17          118.69           121.70           152.05        158.10
Peer Group Index (1)     100.00          115.65          126.65           143.03           205.86        271.86
NASDAQ Bank Index (2)    100.00          104.56          151.42           191.02           312.48        275.70
Russell 2000 Index (3)   100.00           96.82          122.19           140.23           169.00        163.18
S&P 500 Index            100.00           99.26          139.31           171.21           228.26        293.36

(1) Peer group information includes the following companies: ACNB Corp., CNB Financial Corp., Citizens and Northern Corp., Drovers Bancshares Corp.,
First West Chester Corp., Franklin Financial Services Corp., Penn Security
Bank and Trust Company, Pennrock Financial Services, Penns Woods Bancorp,
Inc., and Sterling Financial Corp. Such Bank holding companies were originally selected based on four criteria: total assets between $200 million and $750 million; market capitalization greater than $25 million; headquarters located in Pennsylvania; and not listed on NASDAQ national market.

(2) An additional broad-based index of bank common stocks traded on the NASDAQ National Market System.

(3) A more relevant index encompassing a broader composition of small cap stocks than the S & P 500 Index.

Retirement Benefits

Pension Plan
         On January 19, 1996, the Board of Directors authorized an amendment to curtail the Bank's defined benefit pension plan. Under the curtailment, pension benefits were frozen and vested as of March 31, 1996. On September
16, 1996, approximately two thirds of the plan's accumulated benefit obligation was settled via the purchase of annuity contracts. The retirement plan was terminated as of July 24, 1998 and all benefit obligations were settled through the distribution of plan assets by December 31, 1998.

401(k) Plan

         Effective January 1, 1985, the Bank made available a 401(k) Plan to eligible employees. The plan was designed to give employees a source of financial security and an investment opportunity. The plan is intended to comply with the requirements of Section 401(k) of the Internal Revenue Code and is subject to the Employee Retirement Income Security Act of 1974. The plan is administered by the Bank's Investment Services Group which also acts as the trustee of the plan.

         All employees of the Corporation and the Bank who have completed at least one year of employment as defined in the plan and are 21 years of age are eligible to participate in the plan. In each pay period a participant may elect to defer up to 15% of base salary/wages and to have that amount contributed to the plan by the Bank on the participant's behalf, up to the maximum allowable contribution as established by the Internal Revenue Service. In addition, contributions made on behalf of "highly compensated" employees may be further restricted as provided for in the Internal Revenue Code. The total amount of a participant's contributions for a given month is allocated to the plan according to its terms. Except as may be restricted by the Internal Revenue Code, a matching contribution is made by the Bank equal to 50% of the participant's contributions for such month, up to 4% of the participant's base salary/wages. Beginning in 1996, the plan was amended to provide for discretionary contributions by the Bank to all eligible employees.
 All funds are held in trust and are invested by the trustee in accordance with the participant's directions within the scope of investment alternatives available under the plan. All elective, matching and discretionary contributions are 100% vested upon placement into the plan.

         Personal after-tax voluntary contributions made prior to January 1, 1988, may be withdrawn at any time upon the required notice. Participants may no longer make personal after-tax contributions to the plan. Amounts contributed to the plan on the participant's behalf, as described above, may be withdrawn only in the event of financial hardship; however, any such withdrawal may not include any earnings on pre-tax contributions credited to the participant's account after December 31, 1988. Upon termination of employment or upon attaining the age of 59 1/2, a participant's entire interest in the plan becomes payable. A participant may receive a lump sum distribution or may, in certain circumstances, elect to defer or receive installment payments.

         Employer matching contributions and a discretionary contribution made to all employees of the Corporation and the Bank during 1998 totaled $212,000.

Severance Agreement

         On March 22, 1995, the Corporation, the Bank and J. Bradley Scovill, President and Chief Executive Officer of the Corporation and the Bank, entered into a severance agreement which is triggered upon a change of control of the Corporation and the Bank. The agreement provides that if Mr. Scovill is discharged other than for cause, or Mr. Scovill resigns from the successor to the Corporation and/or the Bank for good reason within one year following a change of control of the Corporation and/or the Bank (as defined in the agreement), he will receive, monthly, an amount equal to one-twelfth of his base annual salary that is being paid to him on January 1st of the year in
which the change of control occurs.   These monthly payments will continue for
a period of 18 months from the date of his discharge (for reasons other than for cause) or resignation (for good reason). This 18 month period is the severance benefit period. In addition, Mr. Scovill will receive, during the severance benefit period, medical, health, accident and disability insurance
and a survivor's income benefit.   These benefits will be equivalent in form,
substance and amount to that provided to him before the commencement of the severance benefit period.

         Under the terms of the agreement, Mr. Scovill will be required to mitigate the amount of any payment or benefit provided him as described above by seeking employment in a substantially similar position, and the successor to the Corporation and the Bank will be entitled to setoff against the amount of any payment or benefit provided to Mr. Scovill, under the terms of the agreement, by any amounts earned by Mr. Scovill in other employment during the severance benefit period.

Officers of the Corporation

                         Age                                            Director or     Number Shares
  Employee              as of                                  Officer   Employee       Beneficially
    Name            March 26, 1999      Position                Since     Since            Owned
Terrence L. Hormel       49         Chairman of the Board        1989      1983             23,257


Bertram F. Elsner        62         Vice Chairman                1998      1985              8,533

J. Bradley Scovill       39         President and                1991      1991             13,606
Chief Executive Officer

Thomas J. Paholsky       37         Treasurer/Secretary          1996      1996              1,036


Principal Officers of the Bank

                         Age                                            Director or     Number Shares
                        as of                                  Officer   Employee       Beneficially
    Name            March 26, 1999      Position                Since     Since            Owned

Terrence L. Hormel       49         Chairman of the Board        1989      1981             23,257


Bertram F. Elsner        62         Vice Chairman                1998      1985              8,533

J. Bradley Scovill       39         President and Chief          1991      1991             13,606
                                    Executive Officer

Chad M. Clabaugh         37         Executive Vice President     1991      1981                 33
                                    Sales Group

Thomas J. Paholsky       37         Executive Vice President     1996      1996              1,036
                                    Finance and Technology Group

Jeffrey K. Dice          50         Senior Vice President        1986      1982                849
                                    Credit Services

Jacquelyn A. Lebow       41         Senior Vice President        1993      1993                259
                                    Director of Marketing

Jeffrey J. Zunic         35         Senior Vice President        1998      1998                133
                                    Trust/Investment Services

Candy A. Sneeringer      28         Vice President               1998      1989                150
                                    Director  of Human Resources

John T. Weber            41         Vice President               1998      1989                633
                                    Internal Auditor


Certain Transactions

         It is not within the policies or practices of the Corporation or of the Bank to provide personal benefits to principal officers or directors (except as a measure of reasonable compensation for services). There are no "fringe benefits" paid or payable to any such person that are not available generally to all other salaried employees. To facilitate the performance of his duties, the President and Chief Executive Officer of the Bank has been furnished with a company automobile and a membership to a local country club. This officer pays all charges attributed to his personal use of these items.

         The Corporation and the Bank have engaged in, and expect to continue to engage in, transactions in the ordinary course of business with its directors and officers and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others. These transactions do not involve more than the normal risk of collection, nor do they present other unfavorable features.

         The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1998 to officers and directors of the Corporation and the Bank was $4,037,490. The aggregate amount of indebtedness outstanding as of the latest practicable date, January 31, 1999, to the above described group was $4,109,826, approximately 11.04% of the total equity capital of the Corporation.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent (10%) of the registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Corporation with copies of all filed Section 16(a) forms.

         Based solely on its review of the copies of such forms received by it, or on written representation from reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 1998, through December 31, 1998, its officers and directors were in compliance with all Section 16(a) filing requirements applicable to them, with the exception of Director Hartman for whom the activity for one month was reported late on a Form 5.


Legal Proceedings

         The nature of the Corporation's and the Bank's business generates a certain amount of litigation involving matters arising in the ordinary course of business. However, in the opinion of management of the Corporation and the Bank, there are no proceedings pending to which the Corporation and/or the Bank are a party or to which its property is subject which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's and the Bank's undivided profits or financial condition.
No proceedings are pending other than ordinary routine litigation incidental to the business of the Corporation and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Bank by government authorities or others.


2000 Shareholders Proposals

         Proposals of security holder to be presented at the 2000 Annual Meeting must be received by the Chairman of the Board, 33 Carlisle Street, Hanover, Pennsylvania 17331, by November 20, 1999, for inclusion in the Corporation's proxy statement and proxy related to the meeting.
Annual Report

         A copy of the Corporation's 1998 Annual Report is enclosed with this proxy statement.

Other Matters

         The Board knows of no other matters to be presented for consideration at the annual meeting other than those described in the accompanying notice of annual meeting of shareholders. If any other matters shall properly come before the meeting, the proxyholders will vote on such matters using their best judgment.


Independent Certified Public Accountants

        Ernst & Young LLP, Certified Public Accountants of Harrisburg, Pennsylvania, has been retained as the Corporation's principal accountants for the year ending December 31, 1999.

         A representative of Ernst & Young LLP will be present at the annual shareholders meeting and will be available to respond to appropriate questions.


Additional Information

         Upon written request of any shareholder, a copy of the Corporation's annual report and Form 10-K for its fiscal year ended December 31, 1998, including the financial statements and the attached schedules, required to be filed with the Securities and Exchange Commission pursuant to rule 13a-1 under the Securities Exchange Act of 1934, may be obtained, without charge, from Thomas J. Paholsky, Secretary, Hanover Bancorp, Inc., 33 Carlisle Street, Hanover, Pennsylvania 17331.

HANOVER BANCORP, INC.
PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 1999
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of Hanover Bancorp, Inc., Hanover, Pennsylvania, hereby constitutes and appoints Dorothy Crabbs and John Stawski and each or any of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Hanover Bancorp, Inc. (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at the Hanover Country Club, Lincolnway East, R.D. 1, Abbottstown, Pennsylvania 17301, on Tuesday, April 27, 1999, at 9:30 a.m., E.S.T., and at any adjournment or postponement thereof as follows:



IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(see other side)

HANOVER BANCORP, INC.                                              PROXY

1. Election of Directors: Michael D. Bross, Thomas M. Bross, Jr., Earl F. Noel, Jr., and J. Bradley Scovill to serve for a three (3) year term.
___ FOR all nominees listed above (except as marked to the contrary below)
___ WITHHOLD AUTHORITY to vote for all nominees listed above
    (Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)


THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE.

                       Dated:___________________________ , 1999


                             _____________________________________
                                                             (Seal)

                             _____________________________________

                             Signature(s)                    (Seal)

                             Number of Shares Held of
                             Record on February 28, 1999:__________

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE CORPORATION IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.
                          (see other side)